Exhibit 4



                  VOTING AGREEMENT AND IRREVOCABLE PROXY

               In consideration of Quaker Holding Co., a Delaware corporation ("MergerSub") and DecisionOne Holdings Corp., a Delaware corporation (the "Company"), entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that MergerSub, upon the terms and subject to the conditions thereof, will be merged with and into the Company (the "Merger") and each outstanding share of common stock, $0.01 par value, of the Company (the "Company Common Stock") will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of such Agreement, each of the undersigned holders (the "Stockholders") of shares of Company Common Stock, options and warrants agrees with MergerSub as follows:

               1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the later of (x) if an Extension Event has not occurred, the termination of the Merger Agreement in accordance with its terms and (y) if an Extension Event has occurred, the date which is four months after the date of the termination of the Merger Agreement in accordance with its terms, and (in the case of clauses (x) and (y)) payment in full of all amounts (if any) payable to MergerSub pursuant to Section 10.04 thereof, each of the Stockholders hereby agrees not to sell, transfer, assign, encumber or otherwise dispose of any shares of Company Common Stock, options or warrants therefor set forth opposite his name in Schedule A attached hereto (with respect to each such Stockholder, his "Schedule A Securities") or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of such Stockholder's Schedule A Securities. Notwithstanding the foregoing, no disposition of Schedule A Securities pursuant to (i) the Merger or (ii) any other merger or similar transaction (provided, that, in any instance referred to in clause (ii), the Stockholder is not in breach of its obligations hereunder) shall be considered a breach of this Agreement. As used in this Agreement, "Extension Event" means the occurrence of both of the following events: (i) a Third Party shall have made an Acquisition Proposal and thereafter (ii) either party shall have terminated the Merger Agreement pursuant to Section 9.01(e), 9.01(f) or 9.01(g) thereof. Terms used but not otherwise defined herein shall have the same meanings as are given them in the Merger Agreement.

               2. During the Agreement Period, each Stockholder hereby agrees to vote such Stockholder's Schedule A Securities to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version or versions thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company.

               3. During the Agreement Period, each of the Stockholders hereby agrees that it will not vote any of such Stockholder's Schedule A Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

               4. Each of the Stockholders hereby irrevocably appoints MergerSub, during the Agreement Period, as proxy for and on behalf of such Stockholder to vote (including, without limitation, the taking of action by written consent) such Stockholder's Schedule A Securities, for and in the name, place and stead of such Stockholder for the matters and in the manner contemplated by paragraph 2 above.

               5. From the date hereof until the termination hereof, such Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party that may be considering making, or has made, an Acquisition Proposal. Such Stockholder will promptly notify MergerSub after receipt of any Acquisition Proposal or any indication that any Third Party is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Third Party that may be considering making, or has made, an Acquisition Proposal and will keep MergerSub fully informed of the status and details of any such Acquisition Proposal, indication or request. The foregoing provisions of this Section 5 shall not be construed to limit actions taken, or to require actions to be taken, by any Stockholder one or more of whose directors, partners, officers or employees is a director or officer of the Company that are required or restricted by such director's fiduciary duties or such officer's employment duties, or permitted by the Merger Agreement, and that, in each case, are undertaken solely in such person's capacity as a director or officer of the Company and, in the case of an officer of the Company, as directed by the Board of Directors or with respect to securities of the Company other than the Schedule A Securities after the Board of Directors has delivered the notice contemplated by clause (A) of the second proviso of Section 5.04(a) of the Merger Agreement. For the purposes of this
Section 5, an "Acquisition Proposal" shall mean, with respect to any Stockholder, an Acquisition Proposal as defined in the Merger Agreement but only in respect of such Stockholder's Schedule A Securities.

               6. Each of the Stockholders agrees to surrender to the Company immediately prior to the Effective Time any Warrants owned by him in exchange for payment immediately after the Effective Time of an amount equal to the difference between the exercise price in respect of each share of Company Common Stock for which such Warrant is exercisable and $23.00, multiplied by the number of shares of Company Common Stock issuable upon exercise of such Warrants, and upon such other terms and conditions satisfactory to MergerSub.

               7. Each of the Stockholders agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware
Law) to demand appraisal of any shares of Company Common Stock owned by such Stockholder with respect to the Merger.

               8. Each of the Stockholders hereby represents and warrants to MergerSub that as of the date hereof:

      (a) such Stockholder (i) owns beneficially all of the shares of Company Common Stock, options and warrants therefor set forth opposite such Stockholder's name in Schedule A hereto, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement and Irrevocable Proxy without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement and Irrevocable Proxy).

      (b) This Voting Agreement and Irrevocable Proxy is the valid and binding agreement of the Stockholder. If the Stockholder is married and the shares of Company Common Stock, options and warrants therefor set forth on Schedule A hereto opposite such Stockholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by and constitutes the valid and binding agreement of, such Stockholder's spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such agreement.

      (c) No investment banker, broker or finder is entitled to a commission or fee from such Stockholder or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

               9. If any provision of this Voting Agreement and Irrevocable Proxy shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement and Irrevocable Proxy.

               10. This Voting Agreement and Irrevocable Proxy may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

               11. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement and Irrevocable Proxy, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement and Irrevocable Proxy.

               12. This Voting Agreement and Irrevocable Proxy shall be governed by and construed in accordance with the laws of the State of Delaware.

               13. Each of the Stockholders will, upon request, execute and deliver any additional documents deemed by MergerSub to be necessary or desirable to complete and effectuate the Irrevocable Proxy granted herein.

               14. This Agreement shall terminate upon the termination of the Agreement Period.


               IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of this 4th day of May, 1997.


                                        QUAKER HOLDING CO.


                                        By /s/ Peter T. Grauer
                                           --------------------------------
                                           Name: Peter T. Grauer
                                                 Title: President


                                        DECISIONONE HOLDINGS
                                        CORP.


                                        By /s/ Kenneth Draeger
                                           --------------------------------
                                           Name:  Kenneth Draeger
                                           Title: Chief Executive Officer


                                        J.H. WHITNEY & CO.


                                        By /s/ Michael C. Brooks
                                           --------------------------------
                                           Name:  Michael C. Brooks
                                           Title: General Partner


                                        WELSH, CARSON, ANDERSON
                                          & STOWE IV, L.P.
                                          by WCAS IV PARTNERS,
                                          GENERAL PARTNER


                                        By /s/ Thomas E. McInerney
                                           --------------------------------
                                           Name:  Thomas E. McInerney
                                           Title: General Partner


                                        WELSH, CARSON, ANDERSON
                                          & STOWE VI, L.P.
                                          by WCAS VI PARTNERS,
                                          GENERAL PARTNER


                                        By /s/ Thomas E. McInerney
                                           --------------------------------
                                           Name:  Thomas E. McInerney
                                           Title: General Partner


                                        WCAS CAPITAL PARTNERS, L.P.
                                          by WCAS CP PARTNERS,
                                          GENERAL PARTNER


                                         By /s/ Thomas E. McInerney
                                           --------------------------------
                                            Name:  Thomas E. McInerney
                                            Title: General Partner



                                  SCHEDULE A


                                                            Options to Acquire               Warrants to Acquire
                                    Shares of Company       Company Common                   Company Common
    Stockholder                     Common Stock            Stock                            Stock
--------------------------------    --------------------    -----------------------------    ------------------------------

J.H. Whitney Regular Account        1,809,496
J.H. Whitney "S" Account            1,245,121
Welsh, Carson, Anderson &           2,559,656
Stowe IV, L.P.
Welsh, Carson, Anderson &           1,284,060
Stowe VI, L.P.
WCAS Capital Partners, L.P.         1,447,016